CHIEF EXECUTIVE OFFICER AGREEMENT

This Chief Executive Officer Agreement (“Agreement”) is made and entered into on August 26, 2020, for services commencing as of August 26, 2020 (“Commencement Date”), by and between Schmitt Industries, Inc., an Oregon corporation (“Company”), and Michael R. Zapata, an individual (“Michael” or “CEO”).

1.   Term. The initial term of this Agreement shall begin on the Commencement Date and continue for a period of three years (“Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional one-year term, unless either party gives written notice of its intention to terminate the Agreement pursuant to the termination provision in Sections 4(b) and (c), below at least 30-days’ prior to the automatic renewal date (collectively, the “Term”).

2.   Services.

(a)   CEO, President of Schmitt Industries. During the Term Michael shall serve as Chief Executive Officer (“CEO”) and President of the Company. Michael shall, to the extent appointed or elected and subject to the terms of this Agreement, continue to serve as Chairman of the Board throughout the Term.

(b)   Position and Duties. Michael shall have the general powers, duties and responsibilities usually vested in the office of the CEO and President of the Company, as such powers, duties, and responsibilities are defined in the Company’s Bylaws (the “Bylaws”) and such other additional powers as may be prescribed from time to time by the Board.

(c)   Other Services. Company acknowledges and approves Michael’s current responsibilities as Founder of Sententia Capital Management, LLC (“Sententia”). In addition, Company acknowledges that Michael may do charity work and conduct personal business, as long as such activities do not materially interfere with the performance of Michael’s duties hereunder.

3.   Compensation. During the term of this Agreement, Company shall pay the amounts and provide the benefits described in this section, and Michael agrees to accept such amounts and benefits in full payment for Michael’s services under this Agreement.

(a)   Annual Salary. The CEO’s annual salary shall be Two Hundred and Fifty Thousand Dollars ($250,000) (the “Annual Salary”). The Annual Salary shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law. The Board shall review the Annual Salary on an annual basis and make appropriate adjustments thereto from time to time; provided that the Annual Salary shall not be reduced below $200,000 without the Michael’s prior written consent. At the end of fiscal year 2021, the Company agrees that the Board shall review the Annual Salary to make any appropriate adjustments, in its sole discretion, based on anticipated improvements in the Company’s cost structure and business outlook.

(b)   Bonuses.

(i) Subject to the foregoing and any restrictions under federal or state law of the rules of any exchange upon which the shares of Company’s common stock are then traded, Michael shall be eligible to receive a bonus target of 50% of annual salary, paid as half cash and half stock, as determined in the reasonable discretion of the Board or its Compensation Committee based on financial objectives as determined by the Board. The financial objectives will be established as soon as reasonably practicable and reevaluated on an annual basis by mutual agreement of CEO and the Board or its Compensation Committee. The bonus will be based on a fiscal year and paid no later than one hundred five (105) calendar days after the end of the fiscal year.

(ii) The Board, in its sole discretion, may also determine to pay Michael a discretionary cash bonus from time to time (the “Discretionary Bonus”) based on factors determined in its sole discretion.

(c)   Annual Review. Upon each anniversary of the Commencement Date, Michael’s cash compensation and bonus target shall be reevaluated by the Board or its Compensation Committee and, if appropriate, increased to ensure appropriate compensation in the competitive marketplace based on the position and level of service of CEO.

(d)   Reimbursement of Expenses. Company shall pay to or reimburse Michael for all reasonable and ordinary out-of-pocket business, travel, promotional and similar expenditures incurred by Michael.

(e)   Deductions. Company shall deduct and withhold from all compensation payable to Michael all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment or decree requiring such deduction and withholding. To the extent legally permissible, the Company shall not treat any fringe benefits or expense reimbursement as income to Michael.

4.   Termination

(a)   Termination for Cause. The Company may immediately terminate Michael for Cause (as defined below) by giving written notice to Michael. In the event of a termination for Cause, Michael shall be entitled to payment of (i) that portion of any of Michael’s Annual Salary that Michael earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time, (ii) any Termination Vacation Pay, and (iii) any bonus earned prior to the Termination Date that remains unpaid, subject to any offset or recoupment rights of the Company and any other rights or remedies applicable to any breach of this Agreement by Michael prior to the Termination Date.

Except as provided herein or required by applicable law, Michael shall not be entitled to any other compensation or benefits. Termination for “Cause” shall mean termination by the Board of Michael’s employment with the Company, after a good faith determination by the Board at a meeting called and held for that purpose, or in a written consent to resolutions signed by all members of the Board (except the CEO), and after reasonable notice to Michael, that the CEO:

(i) has willfully engaged in misconduct materially and adversely affecting the Company;

(ii) engaged in theft, fraud, embezzlement or similar behavior;

(iii) has been indicted or convicted of a felony;

(iv) Materially violated the Company’s written Codes of Ethics as adopted by the Board under the Sarbanes-Oxley Act or its Directors’ Confidentiality Policy dated October 12, 2018 (the “Confidentiality Policy”);

(v) Refused to comply with a relevant and material obligation assumable and chargeable to an executive of CEO’s corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

(vi) has willfully continued, after a correction period, to fail to substantially perform the material duties of CEO’s position with the Company (other than failure resulting from incapacity due to physical or mental illness). The correction period shall last not less than ten (10) days after the Company provides Michael with written notice of CEO’s failure to substantially perform CEO’s material duties.

(b)   Termination Without Cause. The Company may, in its sole discretion, terminate Michael without Cause, by providing written notice to Michael (the “Termination Notice”) at least thirty (30) calendar days prior to the Termination Date. In the event of a termination without Cause, and subject to Michael’s signature to a Separation and Release Agreement, in the form attached to this Agreement as Exhibit A, Michael shall be entitled to: (i) payment of that portion of any of Michael’s Annual Salary that Michael earned through and including the Termination Date, at the rate of the Annual Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Termination Date that remains unpaid; (iv) payment of Michael’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Termination Date and continuing for the twelve (12) month period thereafter; (v) immediate vesting of any RSUs granted pursuant to Section 3(c) and (vi) if such termination occurs on or before January 01, 2021, a cash payment of $200,000; provided, however, in each case (i)-(vi) that Michael executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company, but excluding payments set forth in this paragraph 4(b). In addition, the Company shall be obligated to continue any health and welfare benefits provided to the CEO under Section 3(d) throughout the period commencing on the Termination Date and continuing for a twelve (12) month period thereafter. Except as provided herein or required by applicable law, Michael shall not be entitled to any other compensation or benefits. With respect to Section 4(b)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

(c)   Resignation. Michael may resign from his employment with the Company at any time by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event of resignation other than any resignation for Good Reason covered by paragraph (d) below: (i) Michael shall be entitled to payment of that portion of Michael’s Annual Salary that Michael earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time, any Termination Vacation Pay and any bonus earned prior to the Resignation Date that remains unpaid.

Except as provided herein (including, without limitation, in Section 4(d)) or required by applicable law, Michael shall not be entitled to any other compensation or benefits.

(d)   Resignation for Good Reason. Notwithstanding Section 4(c), Michael may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute “Good Reason” (as defined below) and Company shall have thirty (30) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. Subject to Michael’s signature to a Separation Agreement and Release, in the form provided in Exhibit A, in the event of a termination for Good Reason, Michael shall be entitled to: (i) payment of that portion of Michael‘s Annual Salary that Michael earned through and including the Resignation Date, at the rate of the Annual Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Resignation Date that remains unpaid; (iv) payment of CEO’s Annual Salary, at the rate of the Annual Salary in effect at that time, commencing on the Resignation Date and continuing for the twelve (12) month period thereafter; (v) immediate vesting of any RSUs granted pursuant to Section 3(c) and (vi) if such termination occurs on or before January 01, 2021, a cash payment of $200,000; in each case (i)-(vi) provided, however, that Michael executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to Michael under Section 3(d) throughout the period commencing on the Termination Date and continuing for a twelve (12) month period thereafter. Except as provided herein or required by applicable law, Michael shall not be entitled to any other compensation or benefits. With respect to Section 4(d)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

For purposes of this Agreement, “Good Reason” means the resignation of Michael’s employment by the Company by Michael, because of (A) any reduction in Michael’s Annual Salary then in effect in a manner that is not permitted under Section 3(a) hereof, (B) a substantial diminution in the duties, responsibilities or titles of Michael (including, without limitation, duties and responsibilities as a director of the Company), but only if uncured in accordance with the foregoing provisions hereof, or (C) being required by the Board to work in the Company’s office located in any place other than in the Los Angeles area for more than 12 days in any one month in order to maintain employment with the Company pursuant to this Agreement.

(e)    Death. If Michael dies, his employment with the Company and this Agreement shall automatically terminate on the date of his death. Michael’s estate or personal representative shall be entitled to receive that portion of the Annual Salary that Michael earned through and including the date of the Michael’s death, at the rate of the Annual Salary in effect at that time, any Termination Vacation Pay and any bonus earned prior to the date of Michael’s death that remains unpaid. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Michael which, as of the date of the death of Michael, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Michael’s death. The payment described in this Section, if payable, will be paid within ten (10) days after Michael’s death. Except as provided herein or required by applicable law, neither Michael’s estate nor his personal representative shall be entitled to any other compensation or benefits.

(f)    Disability. Michael shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents Michael from performing his responsibilities under this Agreement and which disability has lasted or that the Board in good faith has determined can be expected to last for a continuous period of not less than 120 calendar days. The Board has the discretion to determine whether Michael is disabled and that determination shall be binding and conclusive on Michael (and any guardians or representatives for him). If Michael becomes Permanently Disabled, the Company may terminate the Michael’s employment with the Company as a result of the Permanent Disability by providing written notice to Michael thirty (30) calendar days prior to the Termination Date, or Michael may resign from his employment with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event Michael’s employment under this Agreement is terminated as a result of Michael’s disability, or Michael resigns from employment as a result of a Permanent Disability, Michael shall be entitled to receive that portion of the Annual Salary, at the rate in effect when he became Permanently Disabled, that he earned through and including the Termination Date or Resignation Date, as applicable, less any amounts Michael is entitled to receive under any disability insurance policy maintained by the Company, any Termination Vacation Pay and any bonus earned prior to the Termination Date or Resignation Date, as applicable, that remains unpaid. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Michael which, as of the date of the disability of Michael, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Michael’s termination due to disability (as defined in this paragraph). Except as provided herein or required by applicable law, Michael shall not be entitled to any other compensation or benefits.

Section 5.    Confidentiality. For purposes of this Section 5, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a)    Confidential Information. As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by the CEO or the Company, which is in any way related to the past or present Company’s business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; and (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company.

(b)    Non-Disclosure and Non-Use of Confidential Information. The CEO acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the CEO’s use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the CEO agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of CEO’s duties as an employee of the Company, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. The CEO shall follow all the Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c)    Ownership of Confidential Information. The CEO acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the CEO and whether or not disclosed to or entrusted to the custody of the CEO. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the CEO shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the CEO pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d)  Confidentiality Policy. The CEO’s obligations under this Section 5 are in addition to those imposed by the Confidentiality Policy.

(e) Defend Trade Secret Act Disclosure. Notwithstanding anything to the contrary in this Section 5(e) or elsewhere in this Agreement, CEO has the right to disclose in confidence Company’s trade secrets to government officials, or to any attorney for the sole purpose of reporting or investigating a suspected violation of law. CEO also has the right to disclose Company’s trade secrets in a document filed in a lawsuit or other proceeding but only if the filing is under seal and protected from public disclosure. CEO will not be held criminally or civilly liable for disclosure of a Company’s trade secret under those limited circumstances. Nothing in this Agreement is intended to create liability for disclosure of Company’s trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Company requests that CEO inform it of any disclosure that will be made under this Section 5(e).

(f)    Survival. The CEO’s obligations set forth in this Section 5, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the CEO’s employment by the Company, regardless of the reason therefor.

Section 6.    Restrictive Covenants. For purposes of this Section 6, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a)    Non-Competition. The CEO shall not, during the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that CEO performed for the Company during the CEO’s employment by the Company or otherwise. In addition, the CEO shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

(b)    Non-Solicitation. During the Restricted Period, the CEO shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below), or prospective Customers, with whom the CEO had contact at any time during the CEO’s employment by the Company, or about whom the CEO learned Confidential Information; (ii) divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company’s relationship with, any Person who is currently employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any current employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

(c)    Definitions. For purposes of this Section 6, the following definitions have the following meanings:

(i)     “Competitor” means any Person that engages in a business that is the same as, or similar to, the Company’s Business.

(ii)    “Customer” means any Person who, as of any given date, used or purchased or contracted to use or purchase any services or products from the Company within the immediately preceding twenty-four (24) month period.

(iii)    “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv)    “Restricted Area” means, because the market for Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the CEO, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to Company’s Business because of the availability of the Internet; (B) everywhere in the world that the CEO has the ability to compete with Company’s Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) any state in which the CEO has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in Company’s Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during the CEO’s employment by the Company; (I) within one hundred (100) miles of any location in which the Company had an office at any time during the CEO’s employment by the Company; and (J) within one hundred (100) miles of any location in which the CEO provided services for the Company.

(v)    “Restricted Period” means the period of time during the CEO’s employment by the Company plus a period of twelve (12) months from the Termination Date or Resignation Date, as applicable. In the event of a breach of this Agreement by the CEO, the Restricted Period will be extended automatically by the period of the breach.

(d)    Survival. The CEO’s obligations set forth in this Section 6, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the CEO’s obligations during the Restricted Period.

(e)    Public Company Exception. The prohibitions contained in this Section 6 do not prohibit the CEO’s ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the CEO has no other involvement with the company, (3) the CEO’s interest is less than five (5%) percent of the shares of the company, and (4) the CEO makes full disclosure to the Company of the stock at the time that the CEO acquires the shares of stock.

Section 7.    Assignment of Inventions. Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the CEO while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company. The CEO shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the CEO’s own time, unless (a) the Invention relates (i) to Company’s Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the CEO for the Company.

Section 8.    Reasonableness; Remedies; Claims.

(a)    Reasonableness. The CEO has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 6 and the time periods contained in Section 5 and Section 6, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of Company’s Business.

(b)    Remedies/Injunctive Relief. The CEO recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the CEO agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against CEO to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the CEO in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company’s rights under this Section 7(b) or any other remedies of the Company, if a court of competent jurisdiction determines that the CEO breached any of the provisions of Section 5 or 6, the Company will have the right to cease making any payments or providing any benefits otherwise due to the CEO under the terms and conditions of this Agreement.

(c)    Claims by the CEO. The CEO acknowledges and agrees that any claim or cause of action by the CEO against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

Section 9.    Nonassignability, Binding Agreement.

(a)    By the CEO. The CEO shall not assign, transfer or delegate this Agreement or any right, duty, obligation, or interest under this Agreement without the Company’s prior written consent; provided, however, that nothing shall preclude the CEO from designating beneficiaries to receive compensation or benefits, if any, payable under this Agreement upon his death.

(b)    By the Company. The Company shall not assign, transfer or delegate this Agreement or any right, duty, obligation or intent under this Agreement without the CEO’s prior written consent; provided, however, that the Company may assign this Agreement and all of its rights and obligations hereunder to any person who or entity that shall acquire all or substantially all of the assets and properties of the Company in a bona fide sale transaction.

(c)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, any successors or assigns of the Company and the CEO’s heirs and the personal representative(s) or executor(s) of the CEO’s estate.

Section 10.    Definitions. The following capitalized terms shall have, throughout this Agreement, the following meanings:

(a)     “Resignation Date” shall mean the date specified in the Resignation Notice, or the actual date the CEO terminates employment with the Company as the result of a resignation as provided in whichever occurs earlier.

(b)    “Termination Date” shall mean the actual date the CEO ceases to be employed with the Company as a result of action taken by the Company, and not as a result of CEO’s resignation from employment.

Section 11.    Judicial Modification and Severability. CEO agrees that if a court of competent jurisdiction should determine that any phrase or provision in this Agreement is invalid or unenforceable as written for any reason, the court shall modify and enforce any such phrase or provision to the maximum extent reasonably necessary to protect the Company’s legitimate business interests, so long as the modification does not render the phrase or provision more restrictive with regard to CEO than originally drafted. CEO further agrees that if such modification of a phrase or provision that is invalid or unenforceable as written is legally impossible, the Court shall sever any such phrase or provision from this Agreement, and that the enforceability of all other provisions of this Agreement shall not be affected, but shall otherwise remain in full force and effect.

Section 12.    Amendment. This Agreement may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Agreement.

Section 13.    Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 14.    Governing Law and Forum. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oregon, without regard to principles of conflict of laws of such State. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in Multnomah County, Oregon.

Section 15.    Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed; mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to:	Board of Directors
Schmitt Industries, Inc.
2765 N.W. Nicolai Street
Portland, OR 97210

If to the CEO, to:	Michael Zapata
Schmitt Industries, Inc.
2765 N.W. Nicolai Street
Portland, OR 97210

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 16.    Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties related to the CEO’s employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement. This Agreement shall not be integrated nor supersede any commitments, agreements, writings, and discussions with respect to the CEO’s prior service as a member of the Company’s Board of Directors.

Section 17.    Headings. The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 18.    Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.

Section 19.    Statutory and Common Law Duties. The duties the CEO owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of the CEO, and do not in any way supersede or limit any of the obligations or duties the CEO owes to the Company.

Section 20    Arbitration.

(a)     “Except as otherwise provided in Section 11.2, any dispute, controversy, or claim arising out of the subject matter of this Agreement will be settled by arbitration before a single arbitrator in Portland, Oregon.

(b)    “If the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties. If the parties do not agree on an arbitrator, each party will designate an arbitrator and the arbitration will be held before a third arbitrator selected by the designated arbitrators. Each arbitrator will be an attorney knowledgeable in the relevant area of law.

(c)     “The arbitration will be initiated by filing a claim with Arbitration Service of Portland, and will be conducted in accordance with the then-current rules of the Arbitration Service of Portland.

(d)     “The resolution of any dispute, controversy, or claim as determined by the arbitrator will be binding on the parties. Judgment on the award of the arbitrator may be entered by any party in any court having jurisdiction.

(e) )    “A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator’s resolution of any dispute, controversy, or claim. Any such action, suit, or proceeding – or any action, suit, or proceeding to confirm, vacate, modify, or correct the award of the arbitrator – will be litigated in courts located in Multnomah County, Oregon.

(f)    “For the purposes set forth in Section 11.2, each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

(g) )    “EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO EMPLOYEE’S EMPLOYMENT OR TERMINATION OF EMPLOYMENT OR THIS AGREEMENT.

I acknowledge that I have received and read or have had the opportunity to read this arbitration agreement. I understand that this arbitration agreement requires that disputes that involve the matters subject to the agreement be submitted to mediation or arbitration pursuant to the arbitration agreement rather than to a judge and jury in court. _____ Employee Initials

Section 21: Attorney’s Fees. If any arbitration, action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney's fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

Section 22: Compliance with Code Section 409A. This Agreement and the benefits provided hereunder are intended to either be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) and should be interpreted consistent therewith. If a benefit hereunder is subject to Section 409A, references to “termination of employment” (or similar phrases) shall be interpreted as consistent with the definition of “separation from service” in the regulations promulgated under Section 409A. If any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company and Employee shall adopt such amendments to the Agreement, including amendments with retroactive effect, that Employee’s legal counsel shall deems appropriate to preserve the intended tax treatments and to comply with the requirements of Section 409A.

Section 23.    CEO Acknowledgments.

(a)    The CEO Has Read the Document. The CEO acknowledges and agrees that he has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing.

(b)    The CEO Has Had an Opportunity to Consult with Others. The CEO acknowledges and agrees that he has been given an adequate opportunity to consult with his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Agreement and the terms and conditions hereof.

(c)    Signing is Acceptance. By signing, the CEO agrees to accept all of the terms and conditions of this Agreement and understands that the Company is relying upon the CEO’s stated acceptance of such terms and conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“COMPANY”		“CEO”

SCHMITT INDUSTRIES, INC.

By:	_________________________________________	By:	_________________________________________
	Andrew Hines, President Board of Directors		Michael R. Zapata

EXHIBIT A

[Notice: This form of Release of Claims should not be used without consulting with legal counsel to confirm compliance with applicable laws as of the time of signing.]

FORM OF RELEASE OF CLAIMS

This is a confidential agreement (this “Release Agreement”) between you, Michael Zapata, and us, Schmitt Industries, Inc. (“Employer”). This Release Agreement is dated for reference purposes __________, 20__, which is the date we delivered this Release Agreement to you for your consideration.

1.       Termination of Employment. Your employment terminates [or was terminated] on __________, 20__ (the “Separation Date”).

2.       Payments. In exchange for your agreeing to the release of claims and other terms in this Release Agreement, we will pay you the Severance Benefit as defined in Section 4(b) of the Employment Agreement between you and Employer dated ________, 2020 (the “Employment Agreement”). Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the material terms of the Employment Agreement and of this Release Agreement.

3.       Insurance Continuation Coverage. Your normal employee participation in Employer’s group health coverage, if any, will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

4.       Termination of Benefits. Except as provided in Section 3 hereof, your participation in all employee or other benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5.       Full Payment. You acknowledge having received full payment of all compensation of any kind (including but not limited to salary, reimbursements, PTO, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us, except the severance benefit referenced in Section 2 hereof, which is contingent upon executing and not revoking this Release Agreement.

6.       No Further Compensation. Any and all agreements to pay you compensation, bonuses or benefits are terminated. You understand and agree that you have no right to receive any further payments or benefits from us, except as described in Sections 2 and 3 of this Release Agreement.

7.       Release of Claims.

(a)       You hereby release (i) Employer and its subsidiaries, affiliates, and benefit plans, (ii) each of Employer’s past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Release Agreement.

(b)       The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to shares of stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c)       You specifically waive any rights or claims that you may have under Chapters 652, 653, 654, 656, 659 and 659 A of the Oregon Revised Statutes, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ER1SA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

(d)       You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Release Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Release Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Release Agreement. Should you apply for future employment with Employer, Employer has no obligation to consider you for future employment.

(e)       You represent and warrant that you have all necessary authority to enter into this Release Agreement (including but not limited to an agreement, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse, domestic partner or to any third party.

(f)       This Release Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Release Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g)       You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release Agreement, you may learn information that might have affected your decision to enter into this Release Agreement. You assume this risk and all other risks of any mistake in entering into this Release Agreement. You agree that this release is fairly and knowingly made.

(h)       You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Release Agreement.

8.       No Admission of Liability. Neither this Release Agreement nor the benefits provided under this Release Agreement are an admission of liability or wrongdoing by Employer.

9.       Employer Materials. You represent and warrant that you have, or by no later than the Separation Date will have, returned all keys, credit cards, documents and other materials and property that belong to Employer.

10.       No Disparagement. You may not disparage Employer or Employer’s employees, officers, directors or affiliates, and may not encourage any third parties to sue Employer.

11.       Covenants. You shall comply with the covenant in Section 4.2 (Assignment of Intellectual Property Rights) and restrictive covenants in Sections 6 (Non-Disclosure), Section 7 (Non-competition), Section 8 (Non-Solicitation), Section 9 (Non-Recruit) and Section 10 (Post Employment Disclosure) of the Employment Agreement, which are incorporated herein by reference, which may be enforced pursuant to the Employment Agreement.

12.       Remedies for Breach. In the event you breach the terms of this Release Agreement, in addition to any other remedies that Employer may have in law or equity, you shall be obligated to return to Employer the full amount of any severance benefit paid to you pursuant to Section 2 of this Release Agreement.

13.       Cooperation Regarding Other Claims. If any claim is asserted by or against Employer as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

14.       Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Release Agreement. You acknowledge that you have had an adequate opportunity to do so.

15.       Consideration Period. You have 21 days from the date this Release Agreement is given to you to consider this Release Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Release Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Release Agreement.

16.       Revocation Period and Effective Date . You have 7 calendar days after signing this Release Agreement to revoke it. To revoke this Release Agreement after signing it, you must deliver a written notice of revocation to Employer’s President before the 7-day period expires. This Release Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Release Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Release Agreement.

17.       Arbitration. Any dispute or claim that arises out of, or that relates to this Release Agreement, including any and all disputes that arise out of or are related in any way to the employment relationship, shall be resolved by arbitration. All such arbitration shall be conducted in accordance with the then effective arbitration rules of the Arbitration Service of Portland, Inc. The arbitrator shall have the authority to rule on dispositive motions. Judgment upon the award rendered pursuant to such arbitration may be entered in any court in Multnomah County, Oregon having jurisdiction thereof. The arbitration shall be held within 90 days of written demand, unless the arbitration deadline is extended by the arbitrator. The arbitrator shall issue a confidential written decision setting forth findings of fact and conclusions of law. The decision shall be final and binding. The arbitrator shall have no authority to add to, subtract from, or modify any of the terms or the conditions of this Release Agreement except as expressly provided by law. Employer shall be responsible to the arbitrator to pay the arbitrator’s fees and costs beyond the cost of the filing fee in Multnomah County. The arbitrator shall award the prevailing party its reasonable costs of the arbitration and any appeal, including the arbitrator’s fees paid by the prevailing party and expert witness expenses and other litigation costs incurred in connection with the arbitration. The arbitrator shall apply the law of the state of Oregon. The arbitrator may award any equitable or legal relief he/she determines the parties are entitled to pursuant to the terms of this Release Agreement and authorized by law. You and acknowledge that you are voluntarily waiving your right to a trial before a judge and a jury.

18.       Venue. Either you or Employer may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending the arbitrators’ resolution of any dispute, controversy, or claim. Any such action, suit, or proceeding will be litigated in courts located in Multnomah County, Oregon.

19.       Expenses/Attorneys’ Fees. If any arbitration, action, suit, or proceeding is instituted to interpret, enforce, or rescind this Release Agreement, or otherwise in connection with the subject matter of this Release Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney's fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

20.       Severability. If any term or provision of this Release Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held to be invalid or unenforceable to any extent, the remainder of this Release Agreement shall be affected thereby and each term and provision of this Release Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.       Final and Complete Agreement. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Release Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Release Agreement relying on anything not set out herein.

IN WITNESS WHEREOF, the Parties hereto, having been advised to consult with an attorney, have executed this Release Agreement intending to be bound by the terms set forth herein, effective ______________, 20__.

SCHMITT INDUSTRIES, INC

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

EMPLOYEE:

_____________________________________________